Exhibit 99.1

BANKMOBILE
www.bankmobile.com RUBENSTEIN PUBLIC RELATIONS CONTACT: Kati Waldenburg (212) 805-3014 kwaldenburg@rubensteinpr.com

BankMobile Launches Workplace Banking Platform

Leading Digital Bank Announces BenefitHub as First Partner to Implement New Financial Wellness Service

NEW YORK, September 24, 2020 – BankMobile, a division of Customers Bank, and among America’s largest mobile-first banks, today announced the launch of its Workplace Banking platform. The new financial wellness service offers innovative banking products that carry generous interest, early payday, built-in money management tools, over 55,000 fee-free Allpoint® ATMs and a robust banking app. BankMobile also announced that BenefitHub, a fully customizable, employee benefit and rewards shopping platform, used by employers to drive engagement, has partnered with the bank to offer its new financial wellness services as an additional benefit to its clients. Over 100 Fortune 500 companies and thousands of smaller clients provide BenefitHub to over 50 million employees and members globally.

Financial concerns lead to more stress among employees and less productivity. According to MetLife’s 17th Annual U.S. Employee Benefit Trends Study 2019, workplace stress costs businesses $2,000 - $7,000 per employee per year. Eighty-three percent of respondents to a SHRM study said financial problems negatively impact employee performance. BankMobile helps to solve these issues through its Workplace Banking program, which offers banking services, personalized coaching, a financial wellness assessment, virtual webinars and interactive tools, among other helpful resources.

“I am truly delighted to announce our Workplace Banking platform and to be able to offer companies a holistic financial wellness solution for their employees,” stated Luvleen Sidhu, Co-Founder and CEO, BankMobile. “Financial stress continues to be a major problem faced by millions across the country, especially during these unprecedented times. We believe that a workplace banking solution offered through benefits providers will have a positive impact on the financial well-being of employees and are thrilled to partner with BenefitHub.”

“In this rapidly changing world, finding ways to provide additional and meaningful value to the employee experience is more important than ever,” said Travis Glenn, Director, Global Marketplace Content at BenefitHub. “We’re delighted to be partnering with BankMobile to offer new solutions that will help employees better deal with the financial stresses they face today.”

BankMobile’s Workplace Banking platform includes the following banking services:

•	Workplace Checking Account
•	Workplace Savings Account
•	Student Loan Refinancing*
•	Personal Loans*
•	Certificates of Deposits (CDs)
•	Credit Products*
•	Mortgage and Home Equity**

Additional financial wellness services include:

•	Full-service Financial Wellness Platform
•	On-the-Go Money Management Tools
•	Omni-Channel Employee Communication
•	Educational Materials
•	Employer Workshops
•	Personalized Financial Coaching

Launched in January 2015, BankMobile’s mission is to provide a compliant, mobile-first banking experience that is simple, affordable and consumer-friendly. The bank has a disruptive, multi-partner distribution model, known as “Banking-as-a-Service” (BaaS). Today, BankMobile provides its BaaS platform to colleges and universities through BankMobile Disbursements, which serves more than five million students on 722 campuses nationwide. Through this distribution channel, BankMobile serves approximately one in every three college students in the country. In August, the bank announced an execution of an agreement with Google to introduce digital bank accounts, which is planned to launch in 2021.

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About BankMobile

Established in 2015, BankMobile Technologies is a division of Customers Bank and is among the largest mobile-first banking platforms in the U.S., offering checking and savings accounts, personal loans and credit cards. BankMobile, named the “Most Innovative Bank” by LendIt Fintech in 2019, provides an alternative banking experience to the traditional model. It is focused on technology, innovation, easy-to-use products and education with the mission of being “customer-obsessed” and creating “customers for life.” BankMobile employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the company to acquire customers at higher volumes and substantially lower expense than traditional banks. Its efficient operating model enables it to provide low-cost banking services to low/middle-income Americans who have been left behind by the high-fee model of “traditional” banks. Today, BankMobile Technologies provides its BaaS platform to colleges and universities and currently serves 722 campuses (covering approximately one out of every three students in the U.S.). BankMobile Technologies is operating as the digital banking division of Customers Bank, which is a Federal Reserve regulated and FDIC-insured commercial bank. BankMobile is a technology company and is not a bank and does not provide banking services. For more information, please visit: www.bankmobile.com.

About BenefitHub

Founded in 1999, BenefitHub is the largest global provider of cloud-based employee and member benefit portals. BenefitHub delivers the broadest range of employee benefits in the world, including its highly popular discount marketplace, as well as deployment, communication, payment and reporting tools that enable employers and member organizations to keep their employees and members highly engaged. Over 100 Fortune 500 companies and thousands of smaller clients provide BenefitHub to over 50 million employees and members globally.

About Megalith Financial Acquisition Corp

Megalith Financial Acquisition Corp. is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with a focus on the fintech or financial services industries. BankMobile has signed a definitive Business Combination Agreement to merge with Megalith Financial Acquisition Corp. ("MFAC") (NYSE: MFAC, MFAC.U, MFAC WS), in a transaction that is expected to close in the fourth quarter of 2020.

About Customers Bank

Customers Bank, a subsidiary of Customers Bancorp, Inc. a bank holding company, is a full-service super-community bank with assets of approximately $17.9 billion at June 30, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bancorp, Inc.’s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information can be found on the company’s website, www.customersbank.com.

*Credit products are subject to underwriting guidelines and credit approval. Products may not be offered in every state.

**Products may not be offered in every state. Customers Bank is currently accepting mortgage applications for the following states: PA, NY, NJ, CT, DE, MA, RI, VA and DC.